Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts”, to the use of our reports dated March 26, 2009, September 14, 2009 and September 14, 2009, with respect to the financial statements of True North Finance Corporation (Formerly CS Financing Corporation) as of and for the years ended December 31, 2008 and 2007, CS Fund General Partner, LLC as of and for the year ended December 31, 2008 and CS Fund General Partner, LLC as of and for the year ended December 31, 2007, respectively, included in Post Effective Amendment No. 5 to Form S-1 and related Prospectus of True North Finance Corporation (Formerly CS Financing Corporation).

/s/ LL Bradford & Company, LLC Las Vegas, Nevada
October 8, 2009